Exhibit 99.1

Inergy Reports First Quarter Earnings

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Affirms 2007 Guidance and Updates Growth Capital Plan

Kansas City, MO (February 7, 2007) – Inergy, L.P. (NASDAQ:NRGY) and Inergy Holdings, L.P. (NASDAQ:NRGP) today each reported results of operations for the quarter ended December 31, 2006, the first quarter of fiscal 2007.

Inergy, L.P.

Inergy, L.P. (Inergy) reported Adjusted EBITDA of $64.6 million for the quarter ended December 31, 2006, an increase of $4.0 million, or approximately 7% over the $60.6 million reported in the first quarter of last year. Net income excluding certain items as discussed below increased to $30.3 million, or $0.53 per diluted limited partner unit for the quarter ended December 31, 2006, from $27.2 million, or $0.57 per diluted limited partner unit in 2005.

“Our first quarter results were solid as our people managed the operating challenges in the propane business very well,” said John Sherman, President and CEO of Inergy. “Our team once again demonstrated the ability to operate profitably and efficiently across our platform. Our midstream businesses also performed very well, and we closed two important acquisitions. In addition, we are increasing the scale of our previously announced midstream expansion projects. We are well positioned to deliver another good year on behalf of our unitholders.”

As previously announced, the Board of Directors of Inergy’s general partner increased Inergy’s quarterly cash distribution to $0.565 per limited partner unit ($2.26 annually) for the quarter ended December 31, 2006. This represents an approximate 7% increase over the distribution for the same quarter of the prior year. The distribution will be paid on February 14, 2007, to unitholders of record as of February 7, 2007.

Also as previously announced, Inergy closed the following six acquisitions in the quarter ended December 31, 2006: Bath Storage Facility; Columbus Butane Company, Inc.; Hometown Propane, Inc.; the propane assets of Mideastern Oil Company, Inc.; the assets of the Jacksonville, Florida location of Sunbelt Energy of Florida, LLC; and Stevens Gas Service, Inc. Subsequent to December 31, 2006, Inergy also completed the acquisition of the Stagecoach lateral pipeline. All of the acquisitions are expected to be immediately accretive on a distributable cash flow per unit basis.

In the quarter ended December 31, 2006, retail propane gallon sales decreased 11% to 111.2 million gallons compared to 125.1 million gallons sold in the same quarter of the prior year (the weather in the quarter ended December 31, 2006, was approximately 11% warmer than the prior-year period and approximately 7% warmer than normal). Retail propane gross profit, excluding the non-cash charges on derivative contracts discussed below, was $92.7 million in the quarter ended December 31, 2006, as compared to $93.9 million in the quarter ended December 31, 2005. Gross profit from other propane operations, including wholesale, appliances, service, transportation, distillates and other was $23.8 million in the quarter ended December 31, 2006, as compared to $24.4 million in the prior year.

Gross profit from midstream operations increased to $12.8 million in the quarter ended December 31, 2006, compared to $10.3 million in the prior year.

For the quarter ended December 31, 2006, operating and administrative expenses decreased to $65.6 million from $68.8 million in the same period of fiscal 2006.

Net income of $30.3 million, or $0.53 per diluted limited partner unit, excludes the recognition of $0.2 million of non-cash charges from derivatives contracts associated with retail propane fixed price sales and a loss of $0.7 million on the disposal of excess property, plant, and equipment. Net income for the quarter ended December 31, 2005, was $27.2 million, or $0.57 per diluted limited partner unit, excluding the recognition of $16.1 million of non-cash charges from derivative contracts and a loss of $0.4 million on the disposal of excess property, plant, and equipment.

Guidance and Capital Project Update.

Inergy, L.P. affirms its previously issued Adjusted EBITDA guidance in a range from $188 million to $200 million for the full fiscal year ended September 30, 2007.

With the recent completion of the acquisitions of the Bath, NY LPG storage facility and the Stagecoach lateral pipeline, Inergy has invested approximately $66 million in high quality, fee-based midstream businesses. In addition to these completed transactions, Inergy updates its EBITDA expectations for Stagecoach Phase II expansion and its capital investment and EBITDA expectations in connection with its West Coast expansion. The following table details the current growth capital project forecast:

Forecasted Growth Capital Projects ($ in millions)(a)

	Expected Capital Investment		Expected EBITDA	Expected Multiple		Expected In-Service
Stagecoach Phase II Expansion	$131.0	(b)	$26.0	5.0	x	Fall 2007
North Lateral	19.2		2.6	7.4	x	Fall 2008
West Coast Expansion	106.4		17.0	6.3	x	Spring 2008

Total Capital Projects	$256.6		$45.6	5.6	x

(a)	The changes from Inergy’s previous forecast of these capital projects include:

•	Stagecoach Phase II Expansion expected EBITDA increased to $26.0 million from $24.0 million.

•	West Coast Expansion expected EBITDA increased to $17.0 million from $11.0 million and the capital investment increased to $106.4 million from $71.0 million.

•	North Lateral expected in-service date is fall of 2008 corresponding with the expected Millennium in-service date.

(b)	Inergy Holdings, L.P. financed $25.0 million of the expected Stagecoach capital investment in August 2005 in return for special units of Inergy, L.P.

Inergy Holdings, L.P.

As discussed above, the $0.565 limited partner unit distribution by Inergy, L.P. results in Inergy Holdings, L.P. receiving a total distribution of $8.7 million with respect to the first fiscal quarter of 2007. As a result of this Inergy, L.P. distribution, Inergy Holdings, L.P. declared a quarterly distribution of $0.40 per limited partner unit or $1.60 on an annualized basis. The distribution will be paid on February 14, 2007, to unitholders of record as of February 7, 2007.

Inergy, L.P. and Inergy Holdings, L.P. will conduct a live conference call and internet webcast for both companies today, February 7, 2007, to discuss results of operations for the first quarter and its business outlook. The call will begin at 10:00 a.m. CT. The call-in number for the earnings call is 1-877-405-3427, and the conference name is Inergy, L.P. The live internet webcast and the replay can be accessed on Inergy’s website, www.inergypropane.com. A digital recording of the call will be available for the one week following the call by dialing 1-800-642-1687 and entering the pass code 7383066.

Inergy, L.P., with headquarters in Kansas City, Mo., is among the fastest growing master limited partnerships in the country. The company’s operations include the retail marketing, sale and distribution of propane to residential, commercial, industrial and agricultural customers. Today, Inergy serves approximately 700,000 retail customers from over 300 customer service centers throughout the eastern half of the United States. The company also operates a natural gas storage business and a supply logistics, transportation and wholesale marketing business that serves independent dealers and multi-state marketers in the United States and Canada.

Inergy Holdings, L.P.’s assets consist of its ownership interest in Inergy, L.P., including limited partnership interests, ownership of the general partners, and the incentive distribution rights.

This press release contains forward-looking statements, which are statements that are not historical in nature such as our adjusted EBITDA guidance, our business outlook and our growth capital projects forecast. Forward-looking statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or any underlying assumption proves incorrect, actual results may vary materially from those anticipated, estimated or projected. Among the key factors that could cause actual results to differ materially from those referred to in the forward-looking statements are: weather conditions that vary significantly from historically normal conditions, the general level of petroleum product demand and the availability of propane supplies, the price of propane to the consumer compared to the price of alternative and competing fuels, the demand for high deliverability natural gas storage capacity in the Northeast, our ability to successfully implement our business plan for both the Stagecoach facility and the West Coast expansion, the outcome of rate decisions levied by the Federal Energy Regulatory Commission, our ability to generate available cash for distribution to unitholders, the costs and effects of legal, regulatory and administrative proceedings against us or which may be brought against us and our ability to sustain our historical levels of internal growth. These and other risks and assumptions are described in Inergy’s annual report on Form 10-K and other reports that are available from the United States Securities and Exchange Commission.

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Inergy, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2006 and 2005

(in millions, except unit and per unit data)

	(Unaudited) Three Months Ended December 31,
	2006	2005
Revenues:
Propane	$327.4	$367.3
Other	80.3	83.0

	407.7	450.3
Cost of product sold (excluding depreciation and amortization as shown below):
Propane	230.7	285.2
Other	47.9	52.6

	278.6	337.8

Gross profit	129.1	112.5
Operating and administrative expenses	65.6	68.8
Depreciation and amortization	20.5	19.7
Loss on disposal of assets	0.7	0.4

Operating income	42.3	23.6
Other income (expense):
Interest expense, net	(13.7)	(13.2)
Finance charge income	0.6	0.6
Other income	0.2	0.1

Income before income taxes	29.4	11.1
Provision for income taxes	—	0.4
Net income	$29.4	$10.7
Net income allocable to:
Non-managing general partner interest	$6.1	$3.9
Limited partner interest	23.3	6.8

	$29.4	$10.7

Net income per limited partner unit:
Basic	$0.52	$0.17
Diluted	$0.51	$0.17

	(Unaudited) Three Months Ended December 31,
	2006	2005
Supplemental Information:
Retail gallons sold	111.2	125.1
Outstanding debt:
Working capital facility	$21.9	$82.5
Acquisition facility	70.0	234.0
Senior unsecured notes	621.8	421.9
Other debt	17.5	13.5

Total debt	$731.2	$751.9

Total partners’ capital	$677.2	$669.3

EBITDA:
Net income	$29.4	$10.7
Interest expense, net	13.7	13.2
Provision for income taxes	—	0.4
Depreciation and amortization	20.5	19.7

EBITDA (a)	$63.6	$44.0

Non-cash (gain) loss on derivative contracts	0.2	16.1
Loss on disposal of assets	0.7	0.4
Non-cash compensation expense	0.1	0.1

Adjusted EBITDA (a)	$64.6	$60.6

Distributable cash flow:
Adjusted EBITDA (a)	$64.6	$60.6
Cash interest expense, net (b)	(13.2)	(12.7)
Maintenance capital expenditures (c)	(0.6)	(0.7)
Provision for income taxes	—	(0.4)

Distributable cash flow (d)	$50.8	$46.8

Weighted Average Limited Partner Units Outstanding (in thousands):
Basic	45,128	40,220
Diluted	45,343	40,712

(c)	EBITDA is defined as income (loss) before taxes, plus net interest expense (inclusive of write-off of deferred financing costs) and depreciation and amortization expense. Adjusted EBITDA represents EBITDA excluding (1) non-cash gains or losses on derivative contracts associated with fixed price sales to retail propane customers, (2) non-cash compensation charges for equity compensation, and (3) gains or losses on disposals of assets. EBITDA and Adjusted EBITDA should not be considered an alternative to net income, income before income taxes, cash flows from operating activities, or any other measure of financial performance calculated in accordance with generally accepted accounting principles as those items are used to measure operating performance, liquidity or ability to service debt obligations. EBITDA and Adjusted EBITDA are presented because such information is relevant and is used by management, industry analysts, investors, lenders and rating agencies to assess the financial performance and operating results of our fundamental business activities. We believe that the presentation of EBITDA and Adjusted EBITDA are useful to lenders and investors because of its use in the propane industry and for master limited partnerships as an indicator of the strength and performance of the ongoing business operations, including the ability to fund capital expenditures, service debt and pay distributions. Additionally, we believe that EBITDA and Adjusted EBITDA provides useful information to our investors for trending, analyzing and benchmarking our operating results as compared to other companies that may have different financing and capital structures. The presentation of EBITDA and Adjusted EBITDA allows investors to view our performance in a manner similar to the methods used by management and provides additional insight to our operating results.

(d)	Cash interest expense is net of amortization charges associated with deferred financing costs.

(e)	Maintenance capital expenditures are defined as those capital expenditures which do not increase operating capacity or revenues from existing levels.

(f)	Distributable cash flow is defined as Adjusted EBITDA, less cash interest expense, maintenance capital expenditures and income taxes. We believe that distributable cash flow provides additional information for evaluating the Partnership’s ability to declare and pay distributions to unitholders. Distributable cash flow should not be considered an alternative to cash flow from operating activities or any other measure of financial performance in accordance with accounting principles generally accepted in the United States. Distributable cash flow, as we define it, may not be comparable to distributable cash flow or similarly titled measures used by other corporations and partnerships.

Inergy Holdings, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three Months Ended December 31, 2006 and 2005

(in millions, except unit and per unit data)

	(Unaudited) Three Months Ended December 31,
	2006	2005
Revenues:
Propane	$327.4	$367.3
Other	80.3	83.0

	407.7	450.3
Cost of product sold (excluding depreciation and amortization as shown below)
Propane	230.7	285.2
Other	47.9	52.6

	278.6	337.8

Gross profit	129.1	112.5
Operating and administrative expenses	65.7	69.0
Depreciation and amortization	20.5	19.8
Loss on disposal of assets	0.7	0.4

Operating income	42.2	23.3
Other income (expense):
Interest expense, net	(14.3)	(13.6)
Finance charge income	0.6	0.6
Other income	0.2	0.1

Income before income taxes and interest of non- controlling partners in Inergy, L.P.’s net income	28.7	10.4
Provision for income taxes	(0.2)	(0.5)
Interest of non-controlling partners in Inergy, L.P.’s net income	(21.4)	(6.2)

Net income	$7.1	$3.7

Net income applicable to limited partners’ units	$7.1	$3.7

Net income per limited partner unit:
Basic	$0.36	$0.19
Diluted	$0.35	$0.19
Weighted average limited partners’ units outstanding (in thousands):
Basic	20,001	20,000
Diluted	20,184	20,224